                                                                    EXHIBIT 11.1

                                  MCLEOD, INC.

                         COMPUTATION OF LOSS PER COMMON
                          AND COMMON EQUIVALENT SHARE


                                                                                THREE MONTHS ENDED MARCH
                                         YEARS ENDED DECEMBER 31,                         31,
                                -------------------------------------------    --------------------------
                                   1993            1994            1995           1995           1996
                                -----------    ------------    ------------    -----------    -----------
Computation of weighted average
  number of common shares
  outstanding and common
  equivalent shares:(A)
Common shares, Class A,
  outstanding at the beginning
  of the period.................      18,750     11,993,760      14,455,980     14,455,980     16,387,081
Common shares, Class B,
  outstanding at the beginning
  of the period.................     --           5,625,000       7,670,457      7,670,457     15,625,929
Weighted average number of
  shares issued during the
  period (C)....................  14,730,198      3,859,959         --             --             --
Weighted average number of
  shares purchased for the
  treasury during the period....     --             (14,918)        --             --             --
Weighted average number of
  shares reissued from the
  treasury during the period....     --             --               22,192         21,250        --
Common equivalent shares
  attributable to stock options
  granted(B)....................   5,018,605      5,018,605       5,018,605      5,018,605      5,018,605
Common stock issued(C)..........   9,887,510      9,887,510       9,887,510      9,887,510         23,438
                                 -----------    -----------    ------------   ------------   ------------
Weighted average number of
  common and common equivalent
  shares........................  29,655,063     36,369,916      37,054,744     37,053,802     37,055,053
                                 ===========    ===========    ============   ============   ============
Net loss........................ $(2,439,617)  $(11,415,962)   $(11,328,939)   $(2,956,720)   $(4,340,304)
                                 ===========    ===========    ============   ============   ============
Loss per common and common
  equivalent share.............. $     (0.08)  $      (0.31)   $      (0.31)   $     (0.08)   $     (0.12)
                                 ===========    ===========    ============   ============   ============


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(A) All shares have been adjusted to give effect to the 3.75 for 1 stock split effected in the form of a stock dividend effective March 28, 1996.

(B) All stock options are anti-dilutive, however, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), stock options granted with exercise prices below the assumed initial offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares as if they were outstanding for all periods presented.


(C) All stock issued during the year ended December 31, 1995 was within the twelve-month period discussed in (B) above. As a result, the shares issued at prices below the assumed initial public offering price during this period have been included in the calculation as if they were outstanding for all periods presented. For the three months ended March 31, 1996, the shares of Class A and B common stock issued during the year ended December 31, 1995 are shown as shares outstanding at the beginning of the period.